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EXHIBIT 2.6

LOAN AMENDMENT AGREEMENT

THIS AGREEMENT is dated for reference November 30, 2001.

BETWEEN:

    WORKING OPPORTUNITY FUND (EVCC) LTD. a company incorporated under the laws of British Columbia and having an address at Suite 2600—1055 West Georgia Street, Vancouver, British Columbia V6E 3R5;

    ("WOF");

AND:

    FRANK GROFF, an individual who resides at 1467 Johnston Road, White Rock, British Columbia V4B 3Z4

    ("Groff");

AND:

    TIMOTHY GAMBLE, an individual whose business address is Suite 500—56 East 2nd Avenue Vancouver, British Columbia V5T 1B1

    ("Gamble")

AND:

    W.D. CAMERON WHITE an individual who resides at 12791 Beckett Road, Surrey, British Columbia V4A 2W9

    ("White")

AND:

    PEACH ARCH ENTERTAINMENT GROUP INC., a corporation incorporated under the laws of British Columbia with its head office at Suite 500—56 East 2nd Avenue Vancouver, British Columbia V5T 1B1

    (the "Borrower")

WHEREAS:

        A. Pursuant to a loan agreement (the "Original Loan Agreement") dated for reference August 16, 2000, BCMC Capital Limited Partnership, BCMC Capital II Limited Partnership and Business Development Bank of Canada (together, the "Assignors"), along with Groff, Gamble and White (WOF, Groff, Gamble and White are collectively referred to as the "Lenders"), lent a total of $6,100,000 to the Borrower, of which $5,500,000 (the "Assignors' Loans") was advanced to the Borrower by the Assignors;

        B. Pursuant to two loan agreements and an amended and restated subscription agreement (together, the "WOF Loan Agreements"), each dated for reference August 25, 2000, WOF lent a total of $1,800,000 to the Borrower bearing interest at 18% per annum (the "Original WOF Debt");

        C. Under the Original Loan Agreement and the WOF Loan Agreements (collectively the "Loan Agreement"), the Borrower and the subsidiaries of the Borrower listed in Schedule "A" to the Loan Agreement (the "Subsidiaries") executed a number of instruments and agreements as security for the loans advanced under such agreements, particulars of which are set out in Schedule "A" to the Assignment Agreement (defined later);

        D. The Assignors and WOF are parties to an Assignment Agreement dated for reference November 30, 2001 (the "Assignment Agreement") wherein each of the Assignors has agreed to assign all of its right, title, benefit and interest in the Assignors' Loans, the Loan Agreement and in the instruments and agreements listed in Schedule "A" to the Assignment Agreement to WOF, and WOF has agreed to accept the assignment and in consideration therefore has advanced the further sum of $3,959,416.27, which together with the Original WOF Debt will be hereinafter referred to as the WOF Debt;

        E. Upon completion of the advance referred to in the above recital, the Borrower will be indebted to the Lenders in the aggregate principal amount of $5,687,161.54 (the "Entire Debt"), calculated as follows:

White	$107,984.09
Gamble	143,978.77
Groff	179,973.46
WOF	5,255,255.22

$5,687,161.54

        F. The Borrower and the Lenders are parties to an Amended and Restated Inter-Lender Agreement (the "Inter-Lender Agreement") dated for reference the date hereof which governs the priority of payment and other rights among the Lenders with respect to the Entire Debt;

        G. The Borrower is not in default of any of its obligations to RBC or any other creditor, except Fremantlemedia Enterprises Ltd.

        H. The Lenders, the Borrower and the Subsidiaries wish to amend the Loan Agreement on the terms set forth in this Agreement.

        NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises contained herein and other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    PARTIES

        1.1  The Parties. The Lenders, the Borrower and the Subsidiaries agree to amend the Loan Agreement and the Loan Agreement is hereby amended as follows:

  (a)
  so as to delete the Assignors as parties to the Loan Agreement and replace all references to such parties in the Loan Agreement with WOF; and

  (b)
  such that all references in the Loan Agreement to "Lenders" will mean WOF, Groff, Gamble and White.

2.    WOF DEBT

        2.1  WOF Debt. Pursuant to the Assignment Agreement, the Borrower is indebted to WOF in the further amount of $3,959,416.27 which amount shall be added to and form part of the WOF Debt.

        2.2  Interest. The WOF Debt and the principal amount owed Groff by the Borrower shall bear interest at a rate of 36% per annum from and including December 1, 2001, before and after maturity, default or judgment, until payment in full has been received by WOF and Groff. The indebtedness of Gamble and White will bear interest at a rate of 18% per annum from and including December 1, 2001, before and after maturity, default or judgment, until payment in full has been received by

Gamble and White, respectively. Except as provided in Section 2.3, the interest shall be calculated monthly and payable monthly, in arrears, on the last business day of each month during the period of time which the indebtedness remains outstanding.

        2.3  Mandatory Repayment. Subject to the terms and conditions of this Agreement, the Entire Debt including any accrued and unpaid interest thereon shall be paid in full to the Lenders on the earlier of:

  (a)
  December 31, 2002 (the "Due Date"); or

  (b)
  the date an "Event of Default" (defined below) occurs.

        2.4  Scheduled Prepayment. Prior to the Due Date and subject to the agreement between Fremantlemedia Enterprises Ltd. and the Borrower dated November 20, 2001, the Borrower shall be obliged to repay the Entire Debt by making the mandatory prepayments from the sources set forth and pursuant to the specific assignments in Schedule B, except if such payments in items 2 through 7 of Schedule B are required to be made to the Royal Bank of Canada under the Royal Bank Loan Facility.

        2.5  Event of Default. In this Agreement an "Event of Default" means:

  (a)
  the Borrower or a subsidiary including without limitation the Subsidiary has defaulted on the payment to the Lenders of all or any part of the Entire Debt or any interest payable thereon and has not cured such default within 5 business days after such default; or

  (b)
  the Borrower or any subsidiary including without limitation the Subsidiary is in material breach of any term, condition, obligation, covenant, representation or warranty made by the Borrower to the Lenders in the Loan Agreement, as amended herein, or the Inter-Lender Agreement and such default is not remedied within 30 days of the date the default occurs;

  (c)
  the Borrower or any subsidiary including without limitation the Subsidiary declares itself to be insolvent or admits in writing its inability to pay its debts generally as they become due, or makes an assignment for the benefit of its creditors, is declared bankrupt, makes a proposal or otherwise takes advantage of provisions for relief under the Bankruptcy and Insolvency Act, the Companies Creditors' Arrangement Act or similar legislation in any jurisdiction;

  (d)
  the Borrower ceases or threatens to cease to carry on all or a substantial part of its business;

  (e)
  the "Events of Default" described and defined in the Original Agreements;

  (f)
  the Borrower or any subsidiary including without limitation the Subsidiary is in breach of any material term, condition, obligation, covenant, representation or warranty under any other material agreement to which it is a party, including without limitation, the Royal Bank Loan Facility and such breach is not cured or waived by the Lenders within 30 days after the Borrower gives notice to the Lenders under Section 2.6; of

  (g)
  there is a "change of control" of the Borrower as defined in the Securities Act (British Columbia) and within 30 days of the Lenders receiving notice of the "change of control" under Section 2.6 the Lenders notify the Borrower in writing that the "change of control" constitutes an Event of Default.

        Upon the occurrence of an Event of Default, the Lenders may, so long as such condition exists declare and demand the entire outstanding principal amount of the Entire Debt owing to the Lenders to be immediately due and payable by notice in writing to the Borrower. Upon delivery of any such declaration and demand to the Borrower in the Event of Default the outstanding Entire Debt and any accrued interest thereon referred to in the demand shall immediately become due and payable.

        2.6  Notice of Default. If an Event of Default occurs, the Borrower will immediately given notice in writing to the Lenders setting out all of the particulars of the Event of Default including the date it occurred and, if applicable, the Borrower's steps taken to cure, and the likelihood and time frame for curing, the Default.

        2.7  Pre-payment by the Borrower. Subject to compliance with Sections 2.2, 2.3 and 2.4 (which sections will prevail over this section), and upon the Borrower giving the Lenders not less than 5 business days prior written notice, the Borrower shall have the right to pay the whole or any part of the Entire Debt and any accrued interest thereon to the Lenders at any time prior to the Due Date without bonus or penalty.

        2.8  Repayment Procedures. All payments to the Lenders hereunder shall be made by certified cheque, bank draft or solicitors trust cheque against delivery of the Promissory Note evidencing the indebtedness being repaid at the principal office address of the Lenders as set out above, or at such other place as the Lenders shall have notified the Borrower in writing. If only part of the indebtedness evidenced by a Promissory Note is being paid, then the Borrower shall concurrently issue and deliver a Promissory Note for the remaining balance. Any payments made by the Borrower to the Lenders shall be firstly applied to accrued and unpaid interest and secondly applied to reduce the outstanding principal of the Entire Debt.

3.    BORROWER'S COVENANTS

        3.1  Covenant. The Borrower will maintain a debt to equity ratio of not more than 2.5:1; provided, for the purposes of this Section 3.1: "debt" means all liabilities of the Borrower on a consolidated basis less any subordinated debt and any loans from Borrower insiders which are subordinate to the Entire Debt and any accrued interest thereon and "equity" means all issued shares in the Borrower's share capital, together with retained earnings, current earnings and SOP-002 adjustments and current earnings and less goodwill and any other intangibles on a consolidated basis.

        3.2  Covenant Reports. The Borrower will promptly prepare and deliver to the Lenders within 45 days after the end of each quarter a report setting out the Borrower's debt to equity ratio and confirming that the debt to equity ratio has not been breached.

        3.3  Working Capital Ratio. The Borrower will maintain its working capital ratio at 1:1 at all times. In this provision, "working capital ratio" means the current assets to current liabilities. "Current assets" consist of cash, accounts receivable, tax credits, income tax or GST refund receivables, work in progress, production costs in progress, prepaid expenses and deposits, on a consolidated basis. "Current liabilities" are any bank debt, including under the Royal Bank Loan Facility, accounts payable, income tax payables, deferred revenue, current portion of accrued interest and accrued liabilities, but exclude any amounts due to Fremantlemedia Entertainment Inc. and principal amounts due to the Lenders.

        3.4  Working Capital. The Borrower will not permit, at any time, its working capital balance to fall below $5,000,000.00. For the purposes of this section "working capital balance" means current assets less current liabilities. "Current assets" and "current liabilities" have the meanings ascribed to them in Section 3.3.

        3.5  No Further Encumbrances. Except for the agreement between Fremantle and the Borrower as set forth in Schedule "A" attached hereto, the Borrower will not, and shall cause each of its Subsidiaries not to, further encumber any of its assets, property or undertaking, present and future, without the prior written consent of the Lenders, such consent not to be unreasonably withheld or delayed.

        3.6  In addition to the security provided by the Borrower and the Subsidiaries securing the Entire Debt, the Borrower covenants that it will hereafter cause each of its subsequently incorporated subsidiaries who enter into active business to grant to the Lenders security over its assets, property and undertaking, present and future, for the purposed of securing the Entire Debt and accrued interest thereon and, in a form satisfactory to the Lenders acting reasonably (the "Ongoing Subsidiary Security").

        3.7  The Borrower has not and has no intention of declaring itself to be insolvent, admitting in writing its inability to pay its debts generally as they become due, or making an assignment for the benefit of its creditors, declaring bankruptcy, making a proposal or otherwise takes advantage of provisions for relief under the Bankruptcy and Insolvency Act, the Companies' Creditors Arrangement Act or similar legislation in any jurisdiction, and will not do so without the prior written consent of the Lenders.

        3.8  Other Management Issues. The Borrower shall resolve all management issues respecting the president of the Borrower, to the satisfaction of the majority of the Board. No severance payment will be made in connection with the foregoing without the prior written consent of the Lenders.

        3.9  The requirement to report under paragraph 7.1(f)(iv) of the Loan Agreement is hereby deleted.

        3.10    The requirement to report under paragraph 7.1(f)(i) is amended to include the following companies:

  (a)
  The Eyes Multimedia Productions Inc.;

  (b)
  Peace Arch Entertainment Group Inc.;

  (c)
  Soho Enterprises Ltd.; and

  (d)
  552552 B.C. Ltd.

4.    GENERAL PROVISIONS

        4.1  Reimbursement of Expenses. The Borrower shall pay or reimburse:

  (a)
  all reasonable legal fees, disbursements and out of pocket costs incurred by or for the account of the WOF in connection with the transactions contemplated herein; and

  (b)
  such reasonable out of pocket costs incurred by the WOF in supporting its investment in the Borrower as the Borrower approves, acting reasonably.

        4.2  Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

        4.3  Assignment. The Borrower shall not be entitled to assign any of its rights under this Agreement without the prior written consent of the Lenders. The Lenders shall be entitled to assign all of its rights under this Agreement and the Original Agreements, provided that the assignee agrees to become a party to and bound by this Agreement and the Original Agreements, as applicable.

        4.4  Severability. If any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction from which no further appeal lies or is taken, that provision shall be deemed to be severed herefrom, and the remaining provisions of this Agreement shall not be affected thereby and shall remain valid and enforceable.

        4.5  Notices. Except as specifically otherwise provided herein, any notice or other writing required or permitted to be given hereunder or for the purposes hereof to the Borrower or the Lenders shall be sufficiently given if delivered personally, or if sent by prepaid courier or if transmitted by facsimile to such party to the addresses or fax numbers indicated at the beginning of this Agreement, or at such other address or addresses as the party to whom such notice or other writing is to be given shall have last notified the party giving the same in the manner provided in this section. Any notice or other writing delivered personally or by prepaid courier to the party to whom it is addressed as hereinbefore provided shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a business day, then such notice or other writing shall be deemed to have been given and received on the next business day following such day. Any notice or other writing transmitted by facsimile or other form of recorded communication shall be deemed to be given and received on the first business day after its transmission.

        4.6  Interpretation. In this Agreement, sections, subsections, clauses, subclauses, paragraphs and subparagraphs may be referred to by use of the term "section" followed by a numerical and alphabetical reference without further description. For example a reference to "section 2.1(a)(ii)" shall be construed as a reference to clause (ii) of subsection (a) of section 2.1. Words (including defined terms) using or importing the singular number include the plural and vice versa and words importing one gender only shall include all genders and words importing persons in this Agreement shall include individuals, partnerships, corporations and any other entities, legal or otherwise.

        4.7  Schedules. The schedules attached to this Agreement shall form part of this Agreement and any reference to a "Schedule" herein shall be to a Schedule attached hereto.

        4.8  Counterparts. This Agreement may be executed in several counterparts (including by fax), each of which when so executed shall be deemed to be an original and shall have the same force and effect as an original but such counterparts together shall constitute but one and the same instrument.

        4.9  Time of the Essence. Time shall be of the essence of this Agreement and of every part hereof and no extension or variation of this Agreement shall operate as a waiver of this provision.

        4.10    Enurement. This Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, personal representatives, executors, successors and assigns.

        4.11    Criminal Code Compliance. In this section the terms "interest", "criminal rate" and "credit advanced" have the meanings ascribed to them in s. 347 of the Criminal Code (Canada) as amended from time to time. The Borrower and the Lenders agree that, notwithstanding any agreement to the contrary, no interest on the credit advanced by the Lenders under this Agreement will be payable in excess of that permitted under the laws of Canada. If the effective rate of interest, calculated in accordance with generally accepted actuarial practices and principles, would exceed the criminal rate on the credit advanced, then:

  (a)
  the elements of return which fall within the term "interest" shall be reduced to the extent necessary to eliminate such excess;

  (b)
  any remaining excess that has been paid will be credited towards prepayment of the Entire Debt; and

  (c)
  any overpayment that may remain after such crediting will be returned forthwith to the Borrower upon demand;

and, in the event of dispute, a Fellow of the Canadian Institute of Actuaries appointed by the Lenders shall perform the relevant calculations and determine the reductions, modifications and credits necessary to effect the foregoing and the same will be conclusive and binding on the parties. This Agreement and the Original Agreements shall automatically be modified to reflect such modifications without the necessity of any further act or deed of the Lenders and the Borrower to give effect to them.

        4.12    Independent Legal Advice. Each of the parties to this Agreement acknowledge and agree that Hobbs & Leigh has acted as counsel only to the Borrower and the Subsidiaries and that Irwin, White & Jennings has acted as counsel only to WOF.

        4.13    Further Acts. Each of the parties to this Agreement shall at the request of any other party, and at the expense of the Borrower, execute and deliver any further documents and do all acts and things as that party may reasonably require in order to carry out the true intent and meaning of this Agreement.

        4.14    No Fees. There will be no fees payable by the Borrower to the Lenders in connection with this Agreement.

        4.15    Conflict. If any conflict arises between this Agreement and any other document, instrument or agreement including without limitation the Inter-Lender Agreement to which either of the parties hereto are parties thereto in connection with the subject matter of this Agreement, the provisions of this Agreement will prevail to the extent of such conflict.

        4.16    Entire Agreement. The Loan Agreement, as amended by this Agreement and the Inter-Lender Agreement constitute the entire agreement between the parties to this Agreement with respect to the subject matter thereof and supersede all prior negotiations, proposals and agreements, whether oral or written, with respect to the subject matter thereof.

        IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

SIGNED, SEALED and DELIVERED by	)	WORKING OPPORTUNITY FUND
WORKING OPPORTUNITY FUND	)	(EVCC) LTD. by its authorized signatory:
(EVCC) LTD. in the presence of:	)
)
)
Name	)	Per:
)
)
Address	)	/S/ J.D. DOUGLAS
)
	)	Authorized Signatory
)
)
Occupation	)
SIGNED, SEALED and DELIVERED by	)
FRANK GROFF in the presence of:	)
)
)
Name	)
)
	)	/S/ FRANK GROFF
Address	)
	)	FRANK GROFF
)
)
)
Occupation	)

SIGNED, SEALED and DELIVERED by	)
TIMOTHY GAMBLE in the presence of:	)
)
)
Name	)
)
	)	/S/ TIMOTHY GAMBLE
Address	)
	)	TIMOTHY GAMBLE
)
)
)
Occupation	)
SIGNED, SEALED and DELIVERED by	)
W.D. CAMERON WHITE in the presence of:	)
)
)
Name	)
)
	)	/S/ W.D. CAMERON WHITE
Address	)
	)	W.D. CAMERON WHITE
)
)
)
Occupation	)
The Common Seal of PEACE ARCH	)
ENTERTAINMENT GROUP INC. was	)
hereunto affixed in the presence of	)
)
/S/ JULIET JONES	)
)
Authorized Signatory	)
)
)
Authorized Signatory

SCHEDULE "A"
Loan Amendment Agreement dated for reference November 30, 2001 among Working Opportunity Fund (EVCC) Ltd., Frank Groff, Timothy Gamble, W. D.
Cameron White and Peace Arch Entertainment Group Inc.

Agreements:

1.
Promissory Note dated August 16, 2000 in the principal amount of $2,586,000 executed by Peace Arch in favour of Fund I.

2.
Promissory Note dated August 16, 2000 in the principal amount of $1,414,000 executed by Peace Arch in favour of Fund II.

3.
Promissory Note dated August 16, 2000 in the principal amount of $1,500,000 executed by Peace Arch in favour of BDC.

4.
General Security Agreement dated for reference August 16, 2000, and amended August 25, 2001, executed by Peace Arch in favour of the lenders under the Loan Agreement and the WOF Loan Agreements.

5.
Guarantees (13) dated for reference August 16, 2001 executed by each Subsidiary in favour of the lenders under the Loan Agreement.

6.
General Security Agreements (13) dated for reference August 16, 2000, and amended August 25, 2001, executed by each Subsidiary in favour of the lenders under the Loan Agreement and the WOF Loan Agreements.

SUBSIDIARIES

1.
552552 B.C. Ltd.

2.
D.M.G. Too Productions Inc.

3.
Dead Man's Gun Productions Inc.

4.
Diva Productions Inc.

5.
First Wave Productions Inc.

6.
Immortal Productions Inc.

7.
Peace Arch Productions Inc.

8.
Peace Arch Television Inc.

9.
Soho Enterprises Inc.

10.
The Eyes Multimedia Productions Inc.

11.
API Aviator Pictures Inc. (dissolved)

12.
Vidatron Television Inc. (dissolved)

13.
Electric Playground Productions Inc. (to be dissolved)

SCHEDULE "B"
 Loan Amendment Agreement dated for reference November 30, 2001 among Working Opportunity Fund (EVCC) Ltd., Frank Groff, Timothy Gamble, W. D.
Cameron White and Peace Arch Entertainment Group Inc.

Source of Payment	Projected Payment Date	Amount
1. Sale of 160 West 1st	December 19, 2001	$950,000
2. First Wave II TCR+	May 31, 2002	$1,058,000
3. First Wave II RII@	May 31, 2002	$28,000
4. First Wave III TCR	May 31, 2002	$1,316,000
5. First Wave III RII	May 31, 2002	$300,000
6. Big Sound (Diva) TCR	June 30, 2002	$727,000
7. Big Sound (Diva) RII	June 30, 2002	$123,000
8. Immortal TCR	July 15, 2002	$114,000
7. Immortal TCR	July 15, 2002	$240,000
8. First Wave TCR	July 31, 2002	$829,000
9. Working Capital Pymt.	July 31, 2002	$1,793
Total		$5,687,162

+"TCR" = Tax Credit Refund

@RII = Refund Interest Income

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EXHIBIT 2.6